Exhibit 99.2

Determination of Expressed T Cell Receptor Sequences of Single Human T Cells Isolated after Functional Profiling

Bin Feng[1], Vikki Spaulding[1], Sri Sahitya Vadde[1], Levi Mangarin Mark[2], Thomas McQuade[1], Daniel Doty[1], Aleksander Jonca[1], Hareesh Chamarthi[1], Ariyan Charlotte[4], Jedd Wolchok[2,3], Sheila Ranganath[1], Cokey Nguyen[1], Taha Merghoub[2,3], M. Isabel Chiu[1]
[1]Enumeral Biomedical, 200 Cambridge Park drive Suite 200, Cambridge, MA 02140
[2]Swim Across America/Ludwig Collaborative Laboratory, Memorial Sloan Kettering Cancer Center, New York, NY; [3]Department of Medicine, Memorial Sloan-Kettering Cancer Center, New York, NY; [4]Memorial Sloan Kettering Cancer Center, Department of Surgery, Memorial Sloan Kettering Cancer Center, New York, NY

Abstract
The T cell receptor (TCR) protein is a heterodimer composed of one alpha chain and one beta chain. Analysis of the paired and expressed TCR alpha and beta rearrangements of single human T cells is important for a precise investigation of clonal diversity, distribution and specificity of T-cell mediated immune responses. Recently, single-cell PCR methods have been developed to profile the TCR repertoires of various disease states using next generation sequencing. However, these methods provide minimal information about the functional profile of the T cells used for TCR sequencing. We describe a method to match TCR sequences with T cell functional profiles that includes cell surface markers (e.g. CD3, CD4, CD8, TIGIT, PD-1) and secreted cytokines (e.g. IL-6, TNF-a, IFN-γ). Our method uses the proprietary Enumeral single cell platform for both T cell functional profiling and isolation of single T cells of interest for TCR sequencing. Here we demonstrate that this method can be applied to T cells from both blood and solid tumors, including lymphocytes from a metastatic melanoma patient.

Introduction
Various groups have reported successful sequencing of TCR genes from single, FACS-sorted T cells using a PCR approach followed by either Sanger sequencing (1,2,3) or NGS (4). Another group reported high-throughput pairing of TCR sequences without the use of single-cell technologies (5). We asked whether Enumeral's single-cell profiling platform can serve to uniquely identify TCRα and TCRβ sequences from specified T cells, based on their functional states, either by their secreted cytokines, expressed surface markers, or both.



Figure 1. Enumeral Platform based Single T Cell Selection.
Tumor infiltrated lymphocytes (TILs) were analyzed at single cell level on 85,000-well Enumeral array. Each single cell was profiled for surface marker expression and cytokine secretion. T cells of interested were selected for single cell TCR sequencing. Our approach has several advantages over previous TCR sequencing methods that utilize fluorescence-activated cell sorting (FACS). The major differences are: first, we can target very specific cell types and select rare cell types. Second, we can select single cell based on its secreted proteins. Our approach uniquely enables sequencing TCRs of T cell of our interest based on its function.



Figure 2. Enumeral Single Cell Array-based TCR Sequencing Platform.
Single T cells were selected and put into individual wells in 96-well plates. After two rounds of RT-PCR reactions, a third round of PCR was performed to incorporate individual barcodes into each well and enable subsequent sequencing using the Illumina MiSeq platform.


Calcein V-DAPI
CD4-Alexa568
CD3-Alexa488(FITC)
CD8-Alexa647

Figure 3. Ex vivo analyses of human lymphocytes from melanoma: T Cell Selection on Enumeral Single Cell Array based on Cell Surface Markers CD3, CD4, and CD8.
A melanoma tumor sample SKMEL was activated by addition of CD3/CD28. Live cells were enriched for CD4+ and CD8+ expression. Figure 3 shows representative stains for CD3-Alexa488, CD4-Alexa568, CD8-Alexa647, calcein V (DAPI) on device. 20 CD4+ and CD8+ single cells and 20 CD4+ and CD3+ single cells were selected.



Figure 4. Single cell analysis of TILs on Enumeral array.
The melanoma tumor sample SKMEL was analyzed on Enumeral array. 15% of cells were found to secrete IL-6, TNF-a or IFN-γ.


TIGIT AF568
PD-1 Alexa 647
Calcein V-DAPI
CD8 FITC

Figure 5. T Cell Selection on Enumeral Single Cell Array based on on Cell Surface Markers CD8, TIGIT, and PD-1, and Secreted Proteins IL-6, IFN-γ, TNF-α.
8 cells were picked as CD8+, TIGIT+, PD-1+ and not secreting IL-6, IFN-γ, or TNF-α.

Figure 6. NGS Results for Sequencing TCRs of 40 Single T cells Selected based on Cell Surface Markers and Secreted Proteins from melanoma tumor SKMEL.
- Total pairs: 23,846,294
- Stitched pairs: 22,697,306
- Unstitched pairs: 1,149,088
- Percent stitched: 95.18%
- Mapped to wells: 19,808,645 (87.27% of stitched pairs)

	1	2	3	4	5	6	7	8	9	10	11	12
A	609,115	618,017	498,808	501,579	372,598	18,924	505,919	19,135	1,535	449	749	1,209
B	501,328	512,159	492,053	484,944	511,482	138	90	96	67	107	31	53
C	609,075	487,998	539,613	457,138	468,679	69	68	478,264	67	62	26	52
D	475,567	558,154	551,863	484,375	485,592	80	71	81	64	58	26	76
E	483,812	437,240	552,390	466,543	552,168	14	543,946	13	163	11	51	51
F	407,593	498,383	479,599	553,322	116	141	113	115	134	106	71	303
G	552,989	539,415	478,418	123	58	136	115	132	73	120	20	59
H	481,022	509,251	441,568	465,981	581,360	60	67	81	67	62	21	45

total	22,697,306	
mapped	19,808,645	87.27%
average	494,880	
min	372,598	
max	613,077	A1~C8

CD4+CD3+CV+ | CD8+TIGIT+PD1+CV+ | CD8+CD3+CV+ | Mock RT or Mock

Table 1. 87% of Sequences Mapped to Each Well.

Process of NGS Sequence Analysis for TCR.
1. Mapped all sequences to each of the 96 wells based on barcodes.
2. Identify consensus sequences for all sequences in each well. Sequences had 95% or above were considered as the same sequences.
3. Any sequences representing more than 5% of the total number of sequences in each well were pooled for all wells for further TCR sequence analysis.
4. HMMER (a Hidden Markov Model implementation) was used to identify TCRs. IMGT, an antibody analysis software, was modified for TCR sequence analysis.

Table 2. Result summary of Enumeral Single Cell Array-based TCR Sequencing for Melanoma Tumor SKMEL

Summary
1. TCRβ sequences were successfully obtained from 39 of the 48 (81.2%) single T cells tested.
2. We were able to assign productive, paired TCRα,β sequences to 33 of 39 (84.6%) single T cells.
3. We detected multiple TCRα chains in 15/33 (45.5%) of wells containing productive, paired TCRα,β sequences; 3 out of the 15 dual TCRα chains had productive CDR3 for both TCRα chains.
4. In a tumor sample from the axillary node of a metastatic melanoma patient, we detected evidence of clonal expansion. Two human T lymphocytes (E7 and F4) with identical TCR pairs were detected out of a total of 55 cells. Both T cells express CD8+TIGIT+PD1+ on their surface.
5. These results demonstrate the utility of Enumeral's single cell array platform for TCR pair identification from solid tumors.

References
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2. Kim SM, et al. Analysis of the paired TCR alpha- and beta-chains of single human T cells. PLoS ONE. 2012; 7:e37338.
3. Simon P, et al. Functional TCR retrieval from single antigen-specific human T cells reveals multiple novel epitopes. Cancer Immunol Res. 2014; 2:1230–1244
4. Han A, et al. Linking T-cell receptor sequence to functional phenotype at the single-cell level. Nat Biotechnol. 2014; 32:684–692
5. Howie B, et al. High-throughput pairing of T cell receptor α and β sequences. Science Translational Medicine. 2015; 7:301ra131